UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 26, 2012

HOME LOAN SERVICING SOLUTIONS, LTD.

(Exact name of registrant as specified in its charter)

Cayman Islands	001-35431	98-0683664
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Home Loan Servicing Solutions, Ltd.

c/o Intertrust Corporate Services (Cayman) Limited

190 Elgin Avenue

George Town, Grand Cayman

KY1-9005

Cayman Islands

(Address of principal executive office)

Registrant’s telephone number, including area code: (345) 943-3100

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition of Assets.

On December 26, 2012, Home Loan Servicing Solutions, Ltd. and HLSS Holdings, LLC (collectively, “we”) completed an acquisition from Ocwen Financial Corporation and its affiliates and subsidiaries (“Ocwen”) of rights to receive servicing fees (“Rights to MSRs”) and related servicing advances for a servicing portfolio of subprime and Alt-A residential mortgage loans (the “Transaction”). This Transaction resulted in our acquisition of Rights to MSRs with approximately $34.6 billion in unpaid principal balance of mortgage loans (“UPB”) as of December 24, 2012. The characteristics of these mortgage servicing assets are similar to those we previously acquired from Ocwen, and we expect this Transaction to be accretive to earnings.

The purchase price for the Transaction was approximately $1.870 billion, including $1.736 billion for servicing advances and $134 million for the associated Rights to MSRs. To finance that amount, we borrowed approximately $1.462 billion under our servicing advance financing facility, which provided proceeds of $1,442 net of the increase in the associated advance facility reserve. The remaining purchase price and increased liquidity requirements for this purchase were financed by cash generated from the offering of our ordinary shares completed on December 24, 2012. Within 90 days of the closing, the purchase price may be adjusted to reflect any adjustments in the calculation of the UPB of the underlying mortgage loans or servicing advance balances acquired in the Transaction.

We acquired these mortgage servicing assets from Ocwen pursuant to a Sale Supplement to the Master Servicing Rights Purchase Agreement we executed with Ocwen in connection our initial public offering. In addition to our acquisition of Ocwen’s right, title and interest to the Rights to MSRs and the associated servicing advances, HLSS Holdings, LLC also committed to purchase servicing advances that arise under the related pooling and servicing agreements after the closing date. In return, Ocwen continues to service the related mortgage loans, receives a monthly base fee equal to 12% of the servicing fees collected in any given month, and retains any ancillary income payable to the servicer pursuant to the related pooling and servicing agreements. Ocwen also earns a monthly performance based incentive fee based on the servicing fees collected. If the targeted advance ratio in any month exceeds the predetermined level for that month set forth in the Sale Supplement and the Subservicing Supplement for the Transaction, any performance based incentive fee payable for such month will be reduced by an amount equal to 4.25% per annum of the amount of any such excess servicing advances.

The Sale Supplement and the Subservicing Supplement for the Transaction are governed by the Master Servicing Rights Purchase Agreement and the Master Subservicing Agreement, respectively. See “The Business—Description of the Purchase Agreement” and “—Description of the Subservicing Agreement” in our Prospectus dated December 18, 2012 for a more detailed description of the Master Servicing Rights Purchase Agreement and the Master Subservicing Agreement, respectively.

Cautionary Statement Regarding Forward-Looking Statements

Forward-looking statements made in this Current Report on Form 8-K reflect our current views with respect to future events and performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. Our performance is also subject to factors identified in our other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 9.01. Financial Statements and Exhibits.

(a)—(c) Not applicable.

(d) Exhibits:

10.1	Sale Supplement

10.2	Subservicing Supplement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HOME LOAN SERVICING SOLUTIONS, LTD.
(Registrant)

By:	/s/ James Lauter
James Lauter
Senior Vice President & Chief Financial Officer
(On behalf of the Registrant and as its principal financial officer)

Date: December 31, 2012